Exhibit 99.1

FOR IMMEDIATE RELEASE

Crawford & Company Adopts Stock Repurchase Plan

ATLANTA (June 14, 2012) — Crawford & Company (NYSE: CRDA; CRDB), the world’s largest independent provider of claims management solutions, today announced that it has entered into a pre-arranged stock repurchase plan for the purpose of repurchasing shares of its Class A common stock in accordance with guidelines specified under Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934.

This plan has been established pursuant to Crawford’s previously announced share repurchase program, in which the Board of Directors authorized the repurchase of up to 2 million shares of the Company’s common stock (either Class A or Class B or both) until May 2015.

The plan will be administered through an independent broker and covers the repurchase of Class A shares beginning June 14, 2012, and ending August 31, 2013. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. As a result, there can be no assurances as to the timing, amount or prices of any repurchased shares.

About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford System of Claims SolutionsSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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For more information, please contact:

Stephanie Zercher, PR director

404.300.1908 (office)

954.401.0230 (cell)

stephanie_zercher@us.crawco.com